UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)
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COUCHBASE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMENDMENT TO THE PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
COUCHBASE, INC.
TO BE HELD ON SEPTEMBER 9, 2025
This amendment, dated September 2, 2025 (which we refer to as this “amendment”), amends and supplements the definitive proxy statement, dated August 7, 2025 (which we refer to as the “proxy statement”) filed by Couchbase, Inc. (which we refer to as “Couchbase”). The proxy statement relates to the solicitation of proxies by Couchbase’s Board of Directors (which we refer to as the “Couchbase Board”) for use at a special meeting of stockholders (which we refer to as the “special meeting”). The special meeting will be held on September 9, 2025, at 9:00 a.m., Pacific Time, via live audio webcast at www.virtualshareholdermeeting.com/BASE2025SM. Terms used in this amendment that are not defined have the meanings given to them in the proxy statement.
As of the date of this amendment, two complaints (which we refer to collectively as the “complaints”) were filed on August 14, 2025 in the Supreme Court of the State of New York, County of New York, captioned Fitzpatrick v. Couchbase, Inc., et al., Index No. 654843/2025 and Thompson v. Couchbase, Inc., et al., Index No. 654856/2025. The complaints allege that the proxy statement is materially incomplete and assert claims for negligent misrepresentation, concealment, and negligence. The complaints name as defendants Couchbase and the members of the Couchbase Board and seek, among other relief, an injunction of the merger, rescission or rescissory damages (if the merger is consummated), and attorneys’ fees. In addition, Couchbase has received multiple demand letters from purported stockholders (which we refer to collectively as the “demand letters”) which make similar allegations as in the aforementioned complaints regarding the purported deficiencies and/or incomplete information in the proxy statement.
Couchbase believes that the disclosures set forth in the proxy statement comply fully with all applicable law and that the allegations contained in the complaints and demand letters are without merit. However, in order to moot the purported stockholders’ unmeritorious disclosure claims, alleviate the costs, risks and uncertainties inherent in litigation, Couchbase has determined to voluntarily supplement the proxy statement with the supplemental disclosures provided herein. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of these supplemental disclosures. To the contrary, Couchbase specifically denies all allegations by the purported stockholders in the complaints and demand letters that any additional disclosure was or is required or material.
Except as described in this amendment, the information provided in the proxy statement continues to apply. If information in this amendment differs from or updates information contained in the proxy statement, then the information in this amendment is more current and supersedes the different information contained in the proxy statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
Supplemental Disclosures
All page references in the information below are references to pages in the proxy statement, and the terms used in this amendment that are not defined in this amendment have the meanings given to them in the proxy statement.
For clarity, new text within restated paragraphs from the proxy statement is highlighted with bold, underlined text, and deleted text within restated paragraphs from the proxy statement is highlighted with strikethrough text.
The paragraph on pages 35 to 36 of the proxy statement that begins “Later on March 20, 2025 . . .” is amended as follows:
Later on March 20, 2025, the Ad Hoc Strategy Committee met, with members of Couchbase management in attendance. Members of Couchbase management reviewed projected financial information, including drafts, prepared by Couchbase management, of the Base Case Long-Term Plan and the Accelerate Case Long-Term Plan (each as further described in the section of this proxy statement captioned “The Merger—Financial Projections”). Members of Couchbase management described the process for preparing the Base Case Long-Term Plan and Accelerate

Long-Term Plan, along with the respective underlying assumptions and various execution and other risks to achieving the forecasted results. The Ad Hoc Strategy Committee provided advice and input to Couchbase management on the Base Case Long-Term Plan and Accelerate Long-Term Plan. The Ad Hoc Strategy Committee instructed Couchbase management to share drafts of the Base Case Long-Term Plan and Accelerate Long-Term Plan with the Couchbase Board for additional input and perspective. Additional information about the preparation and substance of the Base Case Long-Term Plan and the Accelerate Case Long-Term Plan is contained in the section of this proxy statement captioned “The Merger—Financial Projections.” Mr. Cain summarized his conversations with Haveli, Sponsor 1, Sponsor 2, Sponsor 3 and Sponsor 4. Additionally, Mr. Cain summarized discussions he had with representatives of another financial sponsor (which we refer to as “Sponsor 5”) in 2023 in which Sponsor 5 had expressed an interest in learning more about Couchbase and its business. Mr. Cain also provided an update on a recent discussion with a stockholder of Couchbase concerning the stockholder’s perspective on Couchbase’s business. Representatives of Morgan Stanley joined the meeting and reviewed a preliminary list of potential financial sponsors (including Haveli, Sponsor 1, Sponsor 2, Sponsor 3, Sponsor 4 and Sponsor 5) and strategic acquirors most likely to be interested in pursuing, and able to finance and consummate, an acquisition of Couchbase. The Ad Hoc Strategy Committee instructed Morgan Stanley to contact Haveli, Sponsor 1, Sponsor 2, Sponsor 3, Sponsor 4 and Sponsor 5 to discuss each party’s interest in a potential acquisition of Couchbase.
The paragraph on page 38 of the proxy statement that begins “Also on April 24, 2025 . . .” is amended as follows:
Also on April 24, 2025, the Strategy Committee met, with members of Couchbase management, other members of the Couchbase Board, and representatives of each of Morgan Stanley and Wilson Sonsini in attendance. The representatives of Morgan Stanley reviewed the status of Couchbase’s discussions with potential financial sponsors and strategic acquirors regarding a potential strategic transaction with Couchbase. The Strategy Committee discussed whether to contact any additional potential acquirors concerning a potential acquisition of Couchbase and determined not to do so at that time. The Strategy Committee reviewed stockholder perspectives on Couchbase’s business and the impact that public disclosure of these perspectives could have on the strategic process.
The paragraph on page 38 of the proxy statement that begins “On May 9, 2025 . . .” is amended as follows:
On May 9, 2025, the Strategy Committee met, with members of Couchbase management, other members of the Couchbase Board, and representatives of each of Morgan Stanley and Wilson Sonsini in attendance. The representatives of Morgan Stanley reviewed the status of Couchbase’s discussions with potential financial sponsors and strategic acquirors regarding a potential strategic transaction with Couchbase. The Strategy Committee discussed whether to contact any additional potential acquirors concerning a potential acquisition of Couchbase and determined not to do so at that time. The Strategy Committee also discussed the contents of a letter received from a stockholder of Couchbase concerning its perspectives on Couchbase’s business, and the impact that public disclosure of these perspectives could have on the strategic process.
The paragraph on pages 38 to 39 of the proxy statement that begins “On May 20, 2025 . . .” is amended as follows:
On May 20, 2025, the Strategy Committee met, with members of Couchbase management, other members of the Couchbase Board, and representatives of each of Morgan Stanley and Wilson Sonsini in attendance. The representatives of Morgan Stanley reviewed certain preliminary financial considerations with respect to the Initial Haveli and Sponsor 3 Proposal. The Strategy Committee discussed the status of Couchbase’s exploration of strategic alternatives and prospects as an independent public company. After discussion with its advisors, the Strategy Committee instructed Morgan Stanley to inform Haveli and Sponsor 3 that (1) the Initial Haveli and Sponsor 3 Proposal was not compelling; (2) the Couchbase Board was not prepared to agree to negotiate exclusively at that time; and (3) Couchbase would provide additional due diligence information to support Haveli and Sponsor 3 making an acquisition proposal at a higher per share price. The Strategy Committee also instructed Morgan Stanley to instruct the other parties still considering an acquisition of Couchbase (including Sponsor 1 and Sponsor 5) to submit an acquisition proposal in the near term. The Strategy Committee reviewed stockholder perspectives on Couchbase’s business and the impact that public disclosure of these perspectives could have on the strategic process.
The disclosure under the section captioned “Selected Public Company Comparables Analysis” is hereby amended and restated by adding the following table in the first full paragraph of such section on page 50 of the proxy statement:

Morgan Stanley performed a selected public company comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Couchbase with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (which we refer to as the “comparable companies”). The following is a list of the comparable companies:

	AV/CY2025E Revenue	AV/CY2026E Revenue
Appian Corporation	3.4x	3.1x
CS Disco, Inc.	1.1x	1.0x
Elastic N.V.	5.3x	4.7x
Health Catalyst, Inc.	1.0x	0.9x
JFrog Ltd.	9.4x	8.1x
Lightspeed Commerce	1.0x	0.9x
MongoDB Inc.	6.7x	5.8x
UiPath Inc.	3.6x	3.3x

The disclosure under the section captioned “Selected Public Company Comparables Analysis” is hereby amended and supplemented by adding the following bolded and underlined text in the fourth full paragraph of such section on page 50 of the proxy statement:
Based on the outstanding shares of our common stock on a fully diluted basis as of June 4, 2025, as provided by Couchbase’s management, and Couchbase’s net cash of approximately $142 million as of May 31, 2025, as provided by Couchbase’s management, Morgan Stanley calculated the estimated implied value per share of our common stock as follows:
The disclosure under the section captioned “Discounted Cash Flow Analysis” is hereby amended and supplemented by adding the following bolded and underlined text and deleting the strikethrough language in the second to last sentence of the first paragraph of such section on page 52 of the proxy statement:
Morgan Stanley then discounted unlevered free cash flows and terminal value with respect to each of the Management Base Case and Management Accelerate Case to present values as of April 30, 2025 using a range of discount rates ranging from 10.8% to 12.8%, which discount rates were selected to reflect an estimate of Couchbase’s weighted average cost of capital determined by applying the capital asset pricing model and based on the application of Morgan Stanley’s professional judgment and experience ~~, to reflect an estimate of Couchbase’s weighted average cost of capital~~  .
The disclosure under the section captioned “Discounted Cash Flow Analysis” is hereby amended and supplemented by adding the following bolded and underlined text in the last sentence of the first paragraph of such section on page 52 of the proxy statement:
The resulting implied aggregate value was then adjusted to add the net present value of estimated net operating losses, as provided by Couchbase’s management, and further adjusted to determine implied equity value by adding net cash of approximately $142 million as of May 31, 2025, as provided by Couchbase’s management.
The disclosure under the section captioned “Selected Precedent Transactions Multiples Analysis” is hereby amended and restated by replacing the table of such section on page 52 of the proxy statement:
The following is the list of such reviewed transactions:

Selected Precedent Transactions (Target/Acquiror)	Year	AV / NTM REVENUE
Matterport, Inc. / CoStar Group	2024	9.0x
Instructure Holdings, Inc. / Thoma Bravo	2019	6.6x
Enfusion / Clearwater Analytics	2025	6.2x
QAD Inc. / Thoma Bravo	2021	5.4x

Selected Precedent Transactions (Target/Acquiror)	Year	AV / NTM REVENUE
UserTesting / Thoma Bravo	2022	5.0x
Forescout Technologies Inc. / Advent International, Crosspoint Capital	2020	4.9x
Model N, Inc. / Vista	2024	4.6x
Majesco / Thoma Bravo	2020	4.5x
Sumo Logic, Inc. / Francisco Partners	2023	4.0x
WalkMe Ltd. / SAP	2024	4.0x
AvidXchange, Inc. / TPG	2025	4.0x
Everbridge, Inc. / Thoma Bravo	2024	3.9x
Rosetta Stone Inc. / Cambium Learning	2020	3.7x
Zuora, Inc. / Silver Lake	2024	3.2x
Monotype Imaging Holdings Inc. / HGGC	2019	3.2x
Momentive Global / STG	2023	3.0x
Avid Technology / STG	2023	2.9x
Carbonite, Inc. / Open Text Corporation	2019	2.7x
SecureWorks Corp. / Thoma Bravo (Sophos)	2024	2.5x
NextGen Healthcare / Thoma Bravo	2023	2.3x

The disclosure under the section captioned “Equity Research Analysts’ Future Price Targets” is hereby amended and supplemented by adding the following bolded and underlined text in the first full paragraph of such section on page 54 of the proxy statement:
Morgan Stanley reviewed publicly available equity research analysts’ share price targets for our common stock as of June 18, 2025. The median of undiscounted analyst price targets was $22 per share of our common stock. Morgan Stanley used the lowest and highest undiscounted price targets issued by those research analysts with publicly available price targets for shares of our common stock, resulting in a range of $16.00 to $25.00 per share of our common stock.
The following section is added beneath the section captioned “Indemnification and Insurance of Directors and Executive Officers” and prior to the section captioned “Treatment of Equity Awards” on page 60 of the proxy statement:
Retention Bonus to William Carey
As an incentive to continue with Couchbase through the closing, we granted Mr. Carey a retention bonus equal to $102,150 payable upon the closing of the merger, subject to his continued employment through the closing of the merger.
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If you have any questions concerning the special meeting, the proxy statement or this amendment, would like additional copies of the proxy statement or this amendment, or need help submitting your proxy or voting your shares of common stock, please contact our proxy solicitor:
D.F. King & Co., Inc.
28 Liberty Street, Floor 53
New York, NY 10005
Stockholders Call Toll-Free: (888) 626-0988
Banks and Brokers Call: (212) 257-2516
Email: BASE@dfking.com